Exhibit 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

Twin Hospitality Group Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities and Carry Forward Securities

	Security Type	Security Class Title	Notes	Fee Calculation Rule or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to be Paid	Equity	Class A Common Stock, par value $0.0001 per share	(1)	457(o)			$50,375,000	0.00013810	$6,956.79
		Total Offering Amounts					$50,375,000		$6,956.79
		Total Fee Previously Paid							0.00
		Total Fee Offsets							0.00
		Net Fee Due							$6,956.79

(1)	“Maximum Aggregate Offering Price” was estimated in accordance with Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of calculating the registration fee. The Maximum Aggregate Offering Price consists of up to (i) $50,000,000 in aggregate gross purchase price of newly issued shares of Class A Common Stock, par value $0.0001 per share, of the Registrant (“Class A Common Stock”) that may be sold and issued by the Registrant to White Lion Capital LLC (“White Lion”) pursuant to the Common Stock Purchase Agreement, dated as of September 30, 2025, by and between the Registrant and White Lion, and (ii) $375,000 in total value of shares of Class A Common Stock that will be issued to White Lion as partial consideration for White Lion’s irrevocable commitment to purchase shares of Class A Common Stock from the Registrant under the Common Stock Purchase Agreement.

Pursuant to Rule 416 under the Securities Act, this registration statement also covers such indeterminate number of additional shares of Class A Common Stock as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations, or other similar transactions.